Exhibit (j)(1)
Consent of Independent Registered Public Accounting Firm
The Board of Trustees
Legg Mason Partners Equity Trust
We consent to the use of our report, dated March 24, 2009, incorporated herein by reference, for Legg Mason Partners Target Retirement 2015, Legg Mason Partners Target Retirement 2020, Legg Mason Partners Target Retirement 2025, Legg Mason Partners Target Retirement 2030, Legg Mason Partners Target Retirement 2035, Legg Mason Partners Target Retirement 2040, Legg Mason Partners Target Retirement 2045, Legg Mason Partners Target Retirement 2050 and Legg Mason Partners Target Retirement Fund , each a series of Legg Mason Partners Equity Trust, as of January 31, 2009, and to the references to our firm under the headings “Financial highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP
New York, New York
May 27, 2009